May 31, 2024

Elizabeth (Betsy) Rafael

Re: Employment at Autodesk

Dear Betsy,

We are thrilled to offer you interim employment as Interim Chief Financial Officer with Autodesk, Inc. (“Company”). Details about our offer are in this letter and its attachments. There’s a lot of information included, so, if you have questions about anything, please reach out to us.

To move forward, please sign all documents which require your signature and return them to Rebecca Pearce by 5:00 p.m. PST on May 31, 2024. Copies of this letter and attachments, including those transmitted electronically, are effective as originals.

We’re excited and hope that you will join us.

I have reviewed and accept the offer of employment with Autodesk, Inc. on the terms and conditions set out in this letter and attachments.

____31 May 2024__________________ by ____/s/_Betsy Rafael______
Date                        Betsy Rafael

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

Enclosures:    Terms of Employment (sign)
Code of Business Conduct and Acknowledgement (sign)
Mutual Arbitration Agreement (U.S.) (sign)
Arbitration Program Overview and FAQs (U.S.)
Employee Nondisclosure and Assignment Agreement (sign)
Export Controls Compliance Questionnaire (sign)
Global Worker Data Protection Policy and Notice

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

TERMS OF EMPLOYMENT

I.THE BASICS

Position. You will be in the position of Interim Chief Financial Officer.

Start Date. Your first date of employment will be May 31, 2024.

Location. You will report to the Company’s headquarters at The Landmark, One Market Street, Floor 4 (suite 400), San Francisco, California, 94105 (“Place of Employment”). Your position is Hybrid, which means that you will have flexibility to alternate between working remotely and from the office, subject to the terms of applicable policies and guidelines. Your Place of Employment may vary from time to time as required by the Company. The Company may relocate your job at its discretion.

At-Will Employment. Your interim employment with Autodesk will be at-will. This means that you or Autodesk may terminate your employment relationship without notice and for any reason at any time.

II.COMPENSATION

Base Pay. You will be paid a base salary of $300,000 per month, minus all legally applicable deductions and withholdings. Autodesk pays employees bi-weekly. To determine pay dates, please go to Autodesk's intranet site when you join us and click on Payroll.

III.BENEFITS

Restricted Stock Units. The Company will recommend to the Compensation Committee of the Autodesk Board of Directors that following commencement of your employment, subject to applicable law and the rules of the applicable Autodesk equity plan, you be granted an award of restricted stock units (“RSUs”) consistent with awards under the Director Compensation Policy. Such recommended grant to be effective on the date of the 2024 Annual Meeting for that number of shares as determined by dividing $250,000 by the fair market value of a share on the date of grant, rounded down to the nearest whole share, provided that the grant of RSUs shall be subject to your continued service and will vest on the earlier of the date of the 2025 Annual Meeting or one year from date of grant.

RSU Details. Upon vesting, the RSUs will convert to an equal number of shares of Autodesk common stock. The actual value of the shares vesting will be based upon the closing stock price on the vesting date. The RSUs do not have a purchase price but are subject to taxation. Any such grant will be subject to the terms and conditions of the applicable Autodesk equity plan and restricted stock unit agreement, which you will be required to sign as a condition to receiving any RSUs.

Other Benefits. If eligible, you can participate in a wide variety of employee benefit programs including health insurance, a 401(k) plan with company match and sabbatical program. A summary

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

of these benefits and other programs will be provided to you in the Total Rewards Overview, and details will be available after you join us. As an interim Chief Financial Officer, you will not be eligible to participate in the Amended and Restated Severance Plan or the Executive Change in Control Program.

Discretionary Time Off. When you join Autodesk, you will be eligible for discretionary time off in accordance with the Company’s Discretionary Time Off Policy.

IV.CONDITIONS OF YOUR WORK FOR US

As with any new relationship, it is important that we are upfront about expectations. Below is a list of our expectations of the issues this offer is contingent on:

•Your verifying your identity and ability to work for us in the U.S. To do so, before your Start Date, please log onto http:// autodesk.i9servicecenter.com/login.asp and complete Section 1 of the I-9 form with the requisition number provided. Within three business days of your Start Date, please give the Company documents it needs from you to complete Section 2 of the form. We will share with you in separate documentation a list of documents you can provide.

•Your agreeing to and completing a background check, which will look at your educational, employment and criminal history. For certain jobs, the Company may also require a credit check. These checks are performed by HireRight. Its privacy policies can be found at http://www.hireright.com/Privacy-Policy.aspx. Your employment will depend on the Company’s satisfaction with the results of any such checks. If you are hired before the checks are completed, the Company will proceed with that start date with your understanding and agreement that your continued employment will be subject to the satisfactory results of the background check. If the background check, once completed, reveals disqualifying information, your employment may be terminated. Likewise, if the Company later learns that you provided false information in connection with these checks, it may terminate your employment for this reason.

•Your completing an Export Controls Questionnaire and the Company’s satisfaction that it can obtain all licenses it may need to employ you based on the information you provide.

•Your disclosing in writing any interest you may have which may create an actual or perceived conflict of interest with your employment by the Company. Generally, a conflict of interest exists when a personal interest or activity interferes or has the potential to interfere with your professional judgment or your responsibility to the Company because it is inconsistent with the Company’s interests. For example, a conflict of interest may exist if, while you are employed by the Company, you are a consultant for, have an affiliation with or a financial interest in an Autodesk customer, reseller, distributor or competitor.

•Your disclosing to the Company any ongoing legal obligations you have to a prior employer or another party, including obligations not to compete, to solicit customers or to solicit employees, which may prohibit you from working for Autodesk or doing your job fully.

•Your understanding that this offer letter and its attachments is the only agreement between us about the terms and conditions of your employment with us. These replace all other agreements about these topics and cannot be changed except in writing signed by an authorized

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com

representative of Autodesk. Any legal interpretation of this will be governed by the law in the State in which you are employed.

Autodesk, Inc. One Market Street, Suite 400, San Francisco, CA 94105 PHONE +1 415 507 5000 | FAX +1 415 507 6338 | www.autodesk.com